Exhibit 99.2
NOTE: The financial information discussed in the following transcript of the conference call hosted on May 11, 2010, has been updated by the Company in a press release issued on May 14, 2010. Therefore, this transcript should be read in conjunction with the May 14, 2010 press release included with this 8-K as exhibit 99.3.
CORPORATE PARTICIPANTS
Shannan Overbeck
Cambium Learning Group, Inc. — Investor Relations
Ron Klausner
Cambium Learning Group, Inc. — Chief Executive Officer
David Cappellucci
Cambium Learning Group, Inc. — President
Brad Almond
Cambium Learning Group, Inc. — Chief Financial Officer
CONFERENCE CALL PARTICIPANTS
Sam Cahn
PRESENTATION
Operator
Good afternoon and welcome to the Cambium Learning Group Q1 2010 Earnings Conference Call. (OPERATOR INSTRUCTIONS.) Please note this event is being recorded.
I would now like to turn the conference over to Shannan Overbeck. Please go ahead.
Shannan Overbeck — Cambium Learning Group, Inc. — Investor Relations
Thank you, operator. My name is Shannan Overbeck and I’m Cambium Learning Group’s Head of Investor Relations. On the call today is Ron Klausner, Cambium Learning Group’s Chief Executive Officer; David Cappellucci, the Group’s President; and Brad Almond, Chief Financial Officer, who each have some prepared comments.
Before we begin, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature and are based upon assumptions and subject to risks and uncertainties. The risks and uncertainties associated with these statements could cause Cambium Learning Group’s actual performance to differ materially from those reflected in statements made today. Cambium Learning Group does not undertake any duty to update the statements, whether as a result of new information, future events or otherwise.
On today’s call, EBITDA, Adjusted EBITDA and adjusted sales will be presented, and it should be noted that these measures will differ from those offered on the GAAP financial statements just released today. These are non-GAAP financial measures that the Company believes will provide useful information to investors because they reflect underlying performance of the Company, including the recent acquisition of Voyager Learning Company, and provide investors with a view of the combined company’s operations from management’s perspective. These measures are used frequently by management in the operation of the business. Reconciliations of these figures are included in our press release schedule, which can be found on our corporate website, cambiumlearning.com, and/or Form 10-Q to be filed with the SEC.
Following today’s prepared statements, we will take questions. A transcript and webcast of today’s call will also be available on the company’s corporate web site.
Let me now turn the call over to Ron.
Ron Klausner — Cambium Learning Group, Inc. — Chief Executive Officer
Thanks, Shannan, and welcome.

Final Transcript
May 11, 2010 / 08:00PM GMT, ABCD — Q1 2010 Cambium Learning Group, Inc. Earnings Conference Call
On our last call, I shared with you six goals the leadership team established for 2010. Today, I’ll provide an update on those six goals and then turn the call over to Dave, who will provide additional details on the business units, funding and the marketplace. Dave will be followed by Brad, who will discuss our 2010 first quarter financial results.
Our focus continues to be doing “good” for students and, therefore, educators and doing “well” for investors and employees. The following six goals were established in order to successfully complete the integration, position sustainable growth and provide a positive return for our investors.
Goal one. Achieve sales, Adjusted EBITDA and free cash flow. As of March 31, 2010, total order volume, as generally measured by shipments of our products and orders of our online subscriptions, remain flat year-over-year. Our first and fourth quarters are when we experience our lowest sales and earnings. In our judgment, for our more intense intervention capabilities, we continue to see a shift where customers buy closer to the implementation. I expect that, over time, we will see the first quarter become a smaller percentage of overall annual sales than it has been historically.
The above, coupled with state budgetary concerns, were the primary reasons the Voyager business unit was down in orders by 21% versus the same period in ‘09.
The Sopris business unit was also down by 4% versus prior year, where we recently created a sales organization and started making investments in e-marketing capabilities.
Our Cambium Learning Technologies business unit showed very strong growth, with an increase in orders of 37% versus prior year. Adjusted EBITDA was up $1.3 million, or 94%, over prior year, a result of continued cost-cutting and integration synergies. Brad will elaborate on synergy savings and the manner in which we calculate adjusted EBITDA.
We’ve made material progress to realizing our previously-announced expectation of $12.5 million in cost synergies from the merger. While we are confident that $12.5 million in savings is achievable, we will strive for additional savings through reengineering and redesigning processes.
Offsetting some of our synergy savings are investments we’ve advanced significantly. We do not anticipate an ROI on the investments until 2011. As mentioned on our previous call, we expect synergy savings will outpace new investments, and more of our business will be technology-based where we realize higher margins. Therefore, it is our expectation that, to increase Adjusted EBITDA in 2010 relative to 2009. The probability and extent of such increase will become clearer later in the year as the top line comes into greater focus. Dave will share additional comments on funding, which is a key component of our top-line sales outlook.
Goal two. Complete the integration effectively and efficiently. We remain on target to complete the integration within 12 months of the transaction closing and achieve the synergy savings I just outlined. The only major areas that we continue to deploy resources for integration is in product technology, our customer-facing data management system and some selected back-office functions.
Goal three. Diversify our portfolio. The Sopris sales force is now in place, and e-marketing efforts have begun. We expect to grow Sopris through the sales force and e-marketing initiatives in ‘11, increase companywide technology sales this year and expect math to be a more integral part of our business. We continue to see stellar results among our math products. In the first quarter 2010, we realized an 83% increase in math orders, compared to Q1 2009.
Goal four. Greater web presence. We will continue to increase web-based orders in 2010. Our presence on the web has become a larger portion of the business, resulting in almost $2.4 million, or 57%, more in service subscriptions orders for products we delivered via the web in Q1 2010 versus Q1 2009. Orders of Ticket to Read, our online early literacy program, and VmathLive, our online math component, increased 81% in the first quarter of 2010 compared to first quarter 2009. The average number of students who log on to Ticket to Read weekly is consistently high, with almost 200,000 students using the site, while approximately 85,000 students also access VmathLive. Based on our experience, sales drives usage and usage drives sales. Our intent is to continue to monetize more of the usage.
From an orders perspective, Cambium Learning Technologies segment grew 37%, with each of the three business units of Learning A to Z, ExploreLearning and Kurzweil/IntelliTools showing more than 20% growth rates versus the same period in the prior year. We are well-positioned to secure growth as we migrate to more student-centric technology to receive differentiated instruction that is adaptive to the user experience.

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Final Transcript
May 11, 2010 / 08:00PM GMT, ABCD — Q1 2010 Cambium Learning Group, Inc. Earnings Conference Call
As a result of our impactful student-centric capabilities, RAZ-Kids is one of our fastest-growing solutions. ExploreLearning, our math and science computer simulations, continue to have great success. The Alberta, Canada Ministry of Education renewed a multi-year agreement with ExploreLearning for more than $1 million to serve grades six through 12 and expanded ExploreLearning Science Gizmos to grades three through five through the LearnAlberta Education Portal. Gizmos have become a part of the LearnAlberta Portal for the past three years, and this renewal and expansion is an acknowledgement about value proposition in alignment with LearnAlberta’s mission of providing exceptional digital content to Alberta’s teachers and students. Kurzweil/Intellitools also realized several large sales in the first quarter, including Fresno, California and Lee County, Florida.
Goal five. Increase market share of at-risk students while improving student achievement. We believe the key to increased share in this market is demonstrated student results. For example, recently the Lancaster Gazette published an article about students in Liberty Union School in Ohio who use our adolescent literacy program, Language!. In the article, educators implementing the program noted that students in fifth grade barely wrote five sentences at the beginning of the year on their writing assessment. On the half-year assessment, students wrote two pages and sometimes more and said they wanted to keep writing. According to one teacher, “this is from students who said they didn’t like to write at the beginning of the year.” Research shows being able to write is a critical skill for reading capably.
In addition, our web-based programs continue to be nominated and have won several industry awards. Most recently, ExploreLearning and Learning A to Z garnered a total of eight nominations from the Association of Educational Publishers for their highly-regarded Golden Lamp and Distinguished Achievement Awards.
Goal six. Increase our footprint through acquisitions. We will continue to focus on the execution of the integration. However, we’ve crafted a plan to test the waters for some targeted companies based on the following principles. Is the offering service- and/or technology-based and does it enable us to continue to build on our strategic blended model? Is the offering going to advance us with changes going on in education? Does it allow continued expansion of the sales and marketing coverage? Is there a value proposition or clear reason why a customer needs the solution or set of solutions? Does it stand out from the competition? Is this a strategic fit where it is accretive in earnings and cash flow? We expect to implement that plan in the second half of the year.
And now I’ll turn the call over to Dave.
David Cappellucci — Cambium Learning Group, Inc. — President
Thank you, Ron, and good afternoon, everyone. Thank you for joining this call.
We’ve completed our first full quarter as a combined integrated operating company. As many of you who may have joined previous calls know, we are organized around three distinct operating segments, also known as business units. The Voyager segment combined both Cambium’s and Voyager’s more comprehensive intervention offerings under the Voyager brand, it represents approximately 65% of our overall annual revenues. The Cambium Learning Technologies segment is our company’s technology-based education unit and represents approximately 22% of the company’s annual revenues. The Sopris segment is our supplemental solutions business which represents 13% of the overall business.
This afternoon, I’d like to take just a few minutes to touch very briefly upon the performance for each of these segments in their first full quarter of operation and then provide an update of the funding and legislative environment, at which point I will turn the call over to Brad, who will provide a more detailed financial overview of our 2010 first quarter operating performance, including cash flow and liquidity.
Cambium Learning Group’s first quarter orders, which are a combination of product shipments, orders for our online subscriptions, and our services contracts, were flat with the same period in 2009. As Ron noted, within this overall performance, Voyager’s orders were down approximately 21%, owing principally to the timing in the receipt of orders from two large accounts, coupled with the completion of a contract for the Department of Defense Education Activity, all of which contributed to Voyager’s lower order volume in 2010 versus 2009. While there can be no guarantee we will receive the orders, these two customers have indicated their intent to purchase again in 2010, although those orders will likely be received late in the second quarter or very early in the third quarter.
Adjusting for the timing of these orders, and the Department of Defense contract wind-down, Voyager would have reported approximately a 7% to 8% order decline in 2010 versus 2009.

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Final Transcript
May 11, 2010 / 08:00PM GMT, ABCD — Q1 2010 Cambium Learning Group, Inc. Earnings Conference Call
Sopris’ order volume was down marginally in the first quarter of 2010 versus the first quarter of 2009, approximately 4%. As Ron mentioned, our first quarter typically follows the general industry sales curve and is therefore generally one of our smallest in terms of order volume. Sopris sales are smaller footprint offerings, and the modest order decline is really not disproportionately attributable to any single product line or customer.
During the first quarter, we completed development of a major new addition of our universal literacy screening tool, DIBELS Next, and early response in the market has been quite favorable. Sopris also secured, though not yet delivered or reflected in the first quarter’s numbers, one of the largest contracts ever for our flagship literacy professional development program, LETRS.
In our Learning Technologies segment, orders grew by 37%. This first quarter order strength was realized across all three of our major product lines with our assisted technologies offerings, Learning A to Z and ExploreLearning, all contributing to the increase, with each growing in excess of 20%, which we attribute to a couple of factors — continued execution in the areas of sales and marketing in what we are seeing as a generally favorable environment for technology spending in the areas where we compete. While it is early in the year, the realization of targeted synergies across the company, but mainly in the Voyager unit; progress in Sopris’ sales force build out; and strong order performance in our Learning Technologies unit is providing us with EBITDA results across the company that are consistent with or slightly exceeding our expectations.
Let me turn now to funding just for a minute. As we outlined on a previous call, there are three primary sources of funding for the kinds of materials and services we provide. In order of importance, they are federal funding, followed about equally by state and local funding. Again, while we have no precise way of tracking the source of funding for our business, we estimate that more than half of our revenues are supported by federal funds, with the remaining equally split between state and local district funds.
In the area of federal funding, there is currently a proposed budget for the President that includes an 8.8% increase over the 2010 appropriations for the combined activities under the Elementary and Secondary Education Act and Special Education. The proposed budget includes a $3 billion increase in competitive funding for the Elementary and Secondary Education Act alone, which is the largest increase ever requested for programs under this 1965 law. Of course, the President’s education budget proposal at present is just that — a proposal. There can be no guarantee it will see a reauthorization this year or be funded at the President’s requested level.
Recently, we spent some time in Washington, D.C., meeting with the staff regarding the reauthorization of the Elementary and Secondary Education Act. At this time, there does not appear to be a high level of confidence shared by all that we will see a reauthorization occur this session. All members and staff agree on the importance and priority of the education agenda, but a number of other initiatives — such as financial industry reform — are likely to be addressed first. It is also likely we will run into mid-term elections before the reauthorization is finalized.
So, the proposed spending increase is extremely encouraging in the direction it signals, but there is no guarantee we will see a reauthorization during the current legislative session.
I should also mention that, as important as the prospect of greater funding targeting the students that Cambium serves is, we are encouraged also by what I would call the “componentry” of the proposed budget- with significant additional funds targeting chronically underperforming schools. This is an area that aligns very well with Cambium’s competencies. Cambium is an approved provider of school turnaround services in Colorado, Washington State, Arizona and West Virginia- in fact we have not yet missed a state approval listing.
Also, the Learn Act, which, as we discussed last time, replaces Reading First as a more fulsome piece of literary legislation — this appears to have bipartisan support of the need for the U.S. to have a successor literacy statute as soon as practicable. But whereas before we believed there was a possibility that such legislation might proceed separately, our best guess now is that it will not, and if passed, would be included as part of the overall Elementary and Secondary reauthorization.
While there appears to be continued positive momentum in the area of federal funding, the state and local funding environment continues to be quite challenged. For the current 2010 fiscal year which, in most cases will end this June 30, some 40 states reported lower revenues versus fiscal 2009, with only 9 reporting higher state revenues. This yielded a combined budget gap of $174 billion for fiscal 2010. The picture becomes a bit brighter for 2011, which starts July 1 of this year. As of March, some 42 states are projecting higher revenues versus fiscal 2010, with only 5 anticipating lower revenues. It should be noted that these projected increases are quite modest, and even a small variability in collections could likely turn a projected increase to a decrease. This mix is projected to continue to yield a sizeable combined state budget gap, currently projected to total $89 billion. At this point, while states are projecting smaller budget gaps beginning in fiscal 2012, shortfalls are projected to continue through one more year into fiscal 2013. Taking all of this together, we foresee a period of continued softness and challenges in state and local capacity to fund education at anywhere close to pre-recession levels.
I’d like now to turn the call over to Brad.

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Final Transcript
May 11, 2010 / 08:00PM GMT, ABCD — Q1 2010 Cambium Learning Group, Inc. Earnings Conference Call
Brad Almond - Cambium Learning Group, Inc. — Chief Financial Officer
Thanks, Dave.
I’ll cover some selected areas regarding our Q1 2010 financial performance.
At a high level, there are three aspects of the first quarter that I will outline.
First, we have a seasonal business. The first and last fiscal quarters are historically low sales volume when compared to the second and third quarters. While Q1 is historically a small percentage of annual revenue, there is significant company activity and costs incurred in positioning the company for Q2 and Q3, when most schools traditionally place their orders. The result is an expected EBITDA — sorry. The result is an expected GAAP net loss in the first quarter of $19 million. Contributing to that loss were significant non-cash items, interest payments and one-time items that I will address later. Clearly, we would expect the earnings line to improve significantly as we complete the second and third fiscal quarters, should sales volume rise substantially in those quarters consistent with historical trends.
Secondly, as we advised during our last earnings call, the year-on-year comparisons of our GAAP financials are challenging for the investor as a result of our merger on December 8, 2009. The Q1 2009 results are presented for the legacy pre-merger Cambium entity only, and the Q1 2010 results are those of the newly-combined entity. Therefore, revenues and expenses will be comparing a combined entity with a pre-merger entity, and variances will result accordingly. Additionally, we had various purchase accounting adjustments that lower revenue recognition from the pre-merger Voyager that would have otherwise been recognized without the merger. In all, it makes for a challenging comparison of year-on-year results.
So the third aspect is our effort to make the results more comparable. We have continued to provide a non-GAAP Adjusted earnings number for both 2009 and 2010. This Adjusted methodology is the same one that management uses for internal reporting and performance objectives. We adjust the GAAP results for non-recurring or non-operating costs, including one-time merger-related items, such as integration costs and for the impact of purchase accounting. We feel that these Adjusted results provide the best year-on-year comparisons, and therefore, the majority of my comments will be regarding these Adjusted results, unless I note otherwise. A table reconciling from GAAP to Adjusted EBITDA was provided on our website with today’s earnings release and will be provided in the MD&A section of our 10-Q to be filed within the week.
As discussed by Ron and Dave, we experienced flat order volume in Q1 2010 when compared with the same quarter 2009. While orders were flat, the mix significantly shifted towards the Cambium Learning Technologies business unit, which sells significantly more online subscriptions than the other units. These online subscriptions will be recognized as revenue over the subscription period. Therefore, with flat order volume, the shift in volume mix caused Adjusted revenues to be lower than prior year by $1.1 million, or 3%. As most subscriptions are 12 months in length, we expect to recognize the majority of this $1.1 million into revenue in 2010.
The Adjusted Cost of Sales were $10.7 million, or 32% of revenues, in Q1 2010, compared with $10.6 million, or 31%, in Q1 2009. Given the shift of revenue to more technology-based sales, let me explain the increase as a percentage of revenue of these costs.
In Q1 2010, we recorded a one-time but non-integration related royalty expense of $400,000 for the CLT business unit. Plus, the increase in math intervention sales has led to an increase in royalties associated with an imbedded third-party online component of that product. Adjusting for just the one-time royalty expense, the Cost of Goods Sold as a percentage of revenue remained roughly flat. Long term, if we continue to see a shift towards a greater mix of technology sales, we would expect to see the Cost of Goods Sold decrease as a percentage of revenues.
Additionally, our synergies savings assumptions did not rely upon savings in cost of goods sold in 2010. However, we believe that structural and procedural changes and the buying power of a larger company will ultimately lead to lower costs of sales. Due to the timing of the merger in late 2009 and the length of time it takes to work through structural or procedural changes, as well as through inventory cost layers, the realization of any such synergy savings in Cost of Goods Sold is more likely in 2011.
Total Adjusted Spending, excluding Cost of Goods Sold, decreased in Q1 2010 versus prior year by $2.6 million. As a reminder, we stated on the 2009 year-end call that we expected to realize $12.5 million in annual merger-related synergies. We believe we realized approximately $1 million in 2009 and expect another $9.5 million in 2010, with the balance to be realized in 2011. Five months into the integration, all indications are that these synergies targets are achievable.

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Final Transcript
May 11, 2010 / 08:00PM GMT, ABCD — Q1 2010 Cambium Learning Group, Inc. Earnings Conference Call
So back to the impact on Q1. In Q1, we believe that we realized a ratable portion of our 2010 annual synergies target of $9.5 million, and this was the primary reason we were able to reduce spending by $2.6 million. However, we were also able to achieve this spending reduction as we began those strategic investments that Ron mentioned in the Sopris and CLT business units.
As I mentioned, we will seek additional synergies resulting from our greater size and buying power. We are also at the tail end of a process to either renew our existing lease or relocate to a new headquarters location in the North Dallas area. Whether we renew or relocate, we expect the savings to be approximately $300,000 a year starting in 2011 from a more efficient space and by taking advantage of the currently depressed real estate market.
The result of these trends in revenues, margin and spending is an Adjusted EBITDA of $2.7 million in Q1 2010 versus $1.4 million in Q1 2009. Q1 represents a small part of the full year, so we caution against extrapolating this improvement until more time has passed and the combined company operates under a greater expected sales volume. Nevertheless, we are pleased at the start we have achieved in reaching our goal of increasing EBITDA in 2010 versus 2009 while also making some key investments in growth areas.
Regarding integration costs, which are removed from Adjusted EBITDA. We projected that we would spend $5 million in one-time, non-recurring integration costs in 2010. We expected these costs to be somewhat front-loaded in 2010, with the majority in Q1 and Q2. In Q1, we incurred $3.4 million of such costs, and we feel we are still on track to spend approximately $5 million for the year.
Regarding some key areas of the operating balance sheet and liquidity, at the end of Q1 2010, we had unrestricted cash and cash equivalents of approximately $8.8 million. Excluded from this balance is $25.6 million in restricted cash that is in merger-related Rabbi trusts or escrow. Q1 is historically a negative cash period for the company, and we drew an additional $5 million on the revolving line of credit in the first quarter, taking the balance to $10 million on March 31, 2010. We expect to draw on this further in the second quarter, with the current projections for a maximum revolver draw of $22 million out of $30 million available.
In summary, regarding free cash flow, our cash balance declined in Q1 by $4.5 million and our debt balance increased by $5 million. Therefore, we had $9.5 million in total net use of cash in the first quarter. In general terms, the $9.5 million use of cash is accounted for by $3.4 million in the one-time integration costs, $2.1 million in capitalized expenditures, $3 million in debt-related payments and approximately $1 million in cash used for recurring-type operations. This is on pace with our expectations, given the seasonality of our business.
In all, orders are flat to prior year, synergy savings coming to realization, along with one-time costs in line with plans keeps us on track as we enter what is historically our cash-positive time of year in Q3 and Q4. Ultimately, our 2010 results will hinge upon our Q2 and Q3 sales levels. We continue to believe that it’s premature to project the full year, but we feel confident that the key areas of integration are going well and that the operational risks are diminishing.
That concludes our prepared remarks, and I’d like to turn the call over to the operator for questions.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS.) Our first question comes from Sam Cahn at Combinations Capital.
Sam Cahn
Hi. I want to congratulate you guys on another good quarter. I was wondering if you could address the contingent value right which was given to the shareholders of the old pre-merger company and whether there’s been a movement on paying that out or calculating what’s been left behind in trust for that?
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer

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Final Transcript
May 11, 2010 / 08:00PM GMT, ABCD — Q1 2010 Cambium Learning Group, Inc. Earnings Conference Call
Certainly. You’ll notice if you look at the balance sheet we released today there’s essentially no change in that contingent value right, both in terms of its total amount and the classification of long-term and short-term from the 10-K, so that currently stands as is. There’s a significant amount sitting in escrow, but we do caution — and we mention this in the 10-K — that there is still significant large tax liabilities looming that are under discussion that could alter the ultimate payment of that CVR and the timing of the CVR. But currently, to answer your question in a short manner, we saw no changes in Q1 versus our year-end reporting.
Sam Cahn
Thanks. And when you say the taxes are — payments are under discussion, is that negotiations with the government or is that an internal-type discussion?
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
No, it is a discussion with the taxing authorities.
Sam Cahn
Okay. Thank you.
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
Again, there will be further disclosure on that in the 10-Q that we’ll file in a week, but it’ll essentially match that disclosure we gave on the 10-K.
Operator
(OPERATOR INSTRUCTIONS.) This concludes our question-and-answer session. I would like to turn the conference back over to Brad Almond for any closing remarks.
Brad Almond — Cambium Learning Group, Inc. — Chief Financial Officer
I’d just like to thank everyone for their attendance on today’s call. We look forward to updating you on our next call which we believe will be held in the early August timeframe. Thank you, operator.
Operator
The conference has now concluded. Thank you for attending today’s event. You may now disconnect.

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Final Transcript
May 11, 2010 / 08:00PM GMT, ABCD — Q1 2010 Cambium Learning Group, Inc. Earnings Conference Call
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